ESCROW AGREEMENT

THIS AGREEMENT made and entered into as of the 5th day of April, 2007.

AMONG:

MEGAWEST ENERGY CORP., a British Columbia company

(the "Parent")

 AND:

MEGAWEST ENERGY (USA) CORP., a Nevada corporation

 (the "Buyer")

AND:

RAYMOND T. PIRRAGLIA

(the "Representative")

AND:

CLARK WILSON LLP, Barristers and Solicitors, of 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1

("Clark Wilson")

WITNESS THAT WHEREAS:

A.

The Buyer and all of the members of Deerfield Energy LLC, a Delaware limited liability company (the "Sellers") are parties to a Membership Interest Purchase Agreement made as of March 26, 2007 by and among the Parent, the Buyer, Deerfield Energy LLC, the Sellers and the Representative (the "Purchase Agreement");

B.

Pursuant to Section 2.2 of the Purchase Agreement, the parties thereto have agreed that the Buyer shall deliver to an escrow agent, designated by the Buyer and approved by the Representative, US$300,000 (the "Subject Monies") and certificates representing 4,750,000 of the Parent's fully paid and non-assessable Common Shares (the "Subject Securities");

C.

The Buyer wishes to designate Clark Wilson as the Escrow Agent pursuant to the Purchase Agreement (which designation the Representative approves) and Clark Wilson wishes to accept such designation, all upon the terms hereinafter set out; and

D.

Notwithstanding any provision of the Purchase Agreement, the Buyer and the Sellers have agreed that the Subject Monies and the Subject Securities shall be held by Clark Wilson and released thereby only in accordance herewith.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.                        INTERPRETATION

1.1                      In this Agreement:

(a)	the headings have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement;

(b)	all references to any party, whether a party to this Agreement or not, shall be read with such changes in number and gender as the context or reference requires;

(c)	when the context hereof makes it possible, the word "person" includes in its meaning any firm and any body corporate or politic; and

(d)

in this Agreement and the recitals hereto, unless there is something in the subject or context inconsistent therewith, all capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement and, notwithstanding any other provision of the Purchase Agreement, if a conflict or inconsistency exists between a provision of this Agreement and a provision of the Purchase Agreement, the provisions of this Agreement shall prevail.

2.                        DEPOSIT INTO ESCROW

2.1                      At Closing, the Buyer shall deliver to Clark Wilson: (a) a certified cheque or bank draft in the amount of US$300,000, representing the Subject Monies; and (b) two share certificates (the "Share Certificates") each representing 2,375,000 Common Shares registered in the name of the Representative, to be held in escrow by Clark Wilson in accordance with the terms and subject to the conditions set out herein.

2.2                      At Closing, the Representative shall deliver to Clark Wilson a duly executed power of attorney, in form and substance satisfactory to Clark Wilson, in respect of the Subject Securities represented by the Share Certificates. Without limiting the generality of the foregoing, the Representative hereby appoints Clark Wilson, without any further act of the Representative or any of the Sellers, as the agent and attorney-in-fact for and behalf of the Representative in respect of the Share Certificates.

3.                        ESCROW PROVISIONS

3.1                      Clark Wilson shall hold the Subject Securities and the Subject Monies (which shall be deposited into a segregated interest-bearing trust account at a Canadian chartered bank or similar financial institution of the kind of account normally used for such purposes) for the purpose of securing the indemnification obligations of the Sellers pursuant to Article VIII of the Purchase Agreement for a period of six months commencing on the Closing Date, subject to the provisions of Section 3.2 hereof (the "Escrow Period"). The Subject Monies plus any interest accrued thereon, the Subject Securities and any Common Shares or other equity securities issued or distributed by the Parent in respect of the Subject Securities during the Escrow Period (the "New Shares"), as held by Clark Wilson, are hereinafter collectively referred to as the "Escrow Fund".

3.2                      Notwithstanding any other provision hereof, three months from the Closing Date the Escrow Period with respect to one-half of the Subject Monies and one-half of the Subject Securities shall terminate. At such time, Clark Wilson shall: (a) wire to the Representative, as per the Representative’s wire instructions, the amount of US$150,000, representing one-half of the Subject Monies, plus the interest accrued thereon; and (b) deliver, via courier, to the Parent’s transfer agent (the "Transfer Agent") the Share Certificate representing 2,375,000 Common Shares, representing one-half of the Subject Securities, along with any related New Shares. The Parent shall instruct the Transfer Agent and shall cause the Transfer Agent to issue to the Sellers stock certificates representing such Common Shares, as instructed by the Representative. Notwithstanding the foregoing, if the said portion of the Subject Monies and/or the Subject Securities are necessary to fully satisfy any unsatisfied claims made pursuant to Article VIII of the Purchase Agreement, as specified in any Indemnity Claim Notice received by Clark Wilson prior to the expiration of the said three-month period, then the said Subject Monies and Subject Securities shall be retained by Clark Wilson; provided that if, between the expiry of the three-month period and the expiry of the Escrow Period, Clark Wilson is instructed by notice in writing executed by the Parent and the Representative, in form and substance satisfactory to Clark Wilson, to deliver any or all of the Subject Monies (plus the interest accrued thereon) and/or the Subject Securities (and any related New Shares) to a person designated in such notice, Clark Wilson shall deliver such Subject Monies and/or Subject Securities, as directed.

3.3                      Upon the expiration of the Escrow Period, Clark Wilson shall: (a) wire to the Representative, as per the Representative’s wire instructions, the amount of any Subject Monies remaining in the Escrow Fund plus the interest accrued thereon; and (b) deliver, via courier, to the Transfer Agent the Share Certificate(s) remaining in the Escrow Fund along with any related New Shares. The Parent shall instruct the Transfer Agent and shall cause the Transfer Agent to issue to the Sellers stock certificates representing such Common Shares, as instructed by the Representative. Notwithstanding the foregoing, if the said portion of the Subject Monies and/or the Subject Securities are necessary to fully satisfy any unsatisfied claims made pursuant to Article VIII of the Purchase Agreement, as specified in any Indemnity Claim Notice received by Clark Wilson prior to the expiration of the Escrow Period, then the said Subject Monies and Subject Securities shall be retained by Clark Wilson; provided that if, after the expiry of the Escrow Period, Clark Wilson is instructed by notice in writing executed by the Parent and the Representative, in form and substance satisfactory to Clark Wilson, to deliver any or all of the Subject Monies and/or the Subject Securities to a person designated in such notice, Clark Wilson shall deliver such Subject Monies (plus the interest accrued thereon) and/or Subject Securities (and any related New Shares), as directed.

3.4                      Clark Wilson is authorized by each of the Buyer and the Sellers to make the deliveries required by each of Sections 3.2 and 3.3 of this Agreement.

3.5                      Notwithstanding any other provision of the Purchase Agreement, the parties hereto agree that Clark Wilson shall not be obliged to deliver copies of any proxy solicitation materials received by it, if any, to the Sellers or to the Representative, nor to provide quarterly statements to the Representative regarding the Escrow Fund. At the time of making any distributions from the Escrow Fund, Clark Wilson shall make reasonable efforts to provide the Representative with a written statement setting out the amounts of the Subject Monies plus interest accrued thereon, the Subject Securities and the New Shares remaining in the Escrow Fund. The Parent agrees that, during the Escrow Period, it shall attend to the delivery of any proxy solicitation materials to the Representative.

4.                        ESCROW AGENT

4.1                      The Parent and the Buyer shall, jointly and severally, from time to time, and at all times hereafter, well and truly to save, defend and keep harmless and fully indemnify Clark Wilson and its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which Clark Wilson and its successors and assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of Clark Wilson's compliance in good faith with the terms hereof.

4.2                      If case proceedings should hereafter be taken in any court respecting the Subject Monies or the Subject Securities, Clark Wilson shall not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Section 4.1 hereof against its costs of such proceedings.

4.3                      Clark Wilson shall not be bound in any way or by any contract or agreement, verbal, written or otherwise, between the other parties hereto whether or not it has notice thereof or of its terms and conditions and the only duty, liability and responsibility of Clark Wilson to the other parties hereto with respect to the subject matter hereof shall be to hold the Subject Monies and the Subject Securities as set out herein and to deliver the same to such persons and other such conditions as are set out herein or directed in writing by all the other parties hereto. Without limiting the generality of the foregoing, Clark Wilson shall have no duty, liability or responsibility to any of the other parties hereto or their successors or assigns in respect of the loss of all or any of the Subject Monies or the Subject Securities, except the duty to exercise in the performance of its obligations hereunder such care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Clark Wilson may act on the advice of legal counsel, but shall not be responsible for acting or failing to act on the advice of legal counsel.

4.4                      Clark Wilson shall not be required to pass upon the sufficiency of any of the Subject Securities or the notices delivered to Clark Wilson hereunder or to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated the said documents have authority to so execute, sign or authorize, issue or authenticate the said documents or any of them, or that they are the same persons named therein or otherwise to pass upon any requirement of such instruments that may be essential for their validity, but it shall be sufficient for all purposes under this Agreement insofar as Clark Wilson is concerned that the said documents are deposited with it as specified herein by the other parties hereto.

4.5                      In the event that any or all of the Subject Monies or the Subject Securities are attached, garnished or levied upon under any court order, or if the delivery of such property is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting such property or affecting any act by Clark Wilson, Clark Wilson may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If Clark Wilson obeys and complies with any such writs, orders, judgments or decrees, it shall not be liable to any of the other parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

4.6                      Except as otherwise provided herein, Clark Wilson is authorized and directed to disregard in its sole discretion any and all notices and warnings which may be given to it by any of the other parties hereto or by any other person, firm, association or corporation. It shall, however, at its sole discretion, obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the other parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

4.7                      If Clark Wilson receives any valid court order contrary to the provisions of this Agreement, Clark Wilson may continue to hold any or all of the Subject Monies and the Subject Securities until the lawful determination by a court of competent jurisdiction or otherwise of the issue between the other parties hereto.

4.8                      If written notice of protest is made by the Buyer or the Representative to Clark Wilson to any action contemplated by Clark Wilson under this Agreement, and such notice sets out reasons for such protest, Clark Wilson may at its sole discretion continue to hold any or all of the Subject Monies and the Subject Securities until the right to the Subject Monies and/or Subject Securities is legally determined by a court of competent jurisdiction or otherwise.

4.9                      Clark Wilson may resign as Escrow Agent by giving not less than ten (10) days written notice thereof to the Buyer and the Representative. The Buyer and the Representative may terminate Clark Wilson by giving not less than ten (10) days written notice to Clark Wilson. The resignation or termination of Clark Wilson shall be effective, and Clark Wilson shall cease to be bound by this Agreement, on the date that is ten (10) days after the date of receipt of the termination notice given hereunder or on such other date as Clark Wilson, the Buyer and the Representative may agree upon. All indemnities granted to Clark Wilson hereunder shall survive: (a) the termination of this Agreement; or (b) the termination or resignation of Clark Wilson for whatever reason. In the event of termination or resignation of Clark Wilson, Clark

Wilson shall, within that ten (10) days notice period, deliver the Subject Monies, the Subject Securities and any other property in the Escrow Fund to the new Escrow Agent to be named by the Buyer and the Representative.

4.10                     Notwithstanding anything to the contrary contained herein, Clark Wilson may act upon any written instructions given jointly by the Parent and the Representative.

4.11                     Notwithstanding any other provision hereof, if any dispute arises between any of the parties hereto with respect to this Agreement or any matters arising in respect thereof, Clark Wilson may in its sole discretion deliver and interplead the Subject Monies, the Subject Securities and/or any other property in the Escrow Fund into court and such delivery and interpleading shall be an effective discharge to Clark Wilson of all of its obligations hereunder.

5.                        FEES

5.1                      The Buyer shall pay all of the compensation of Clark Wilson and shall reimburse Clark Wilson for any and all reasonable expenses, disbursements and advances made by Clark Wilson in the performance of its duties hereunder, including, but not limited to, reasonable fees, expenses and disbursements incurred by its counsel.

6.                        REPRESENTATIVE

6.1                      The Representative may be changed in accordance with the provisions of Section 8.5 of the Purchase Agreement. In such event, a Majority of the Sellers shall notify Clark Wilson, the Parent and the Buyer in writing of any such change and Clark Wilson, the Parent and the Buyer shall be entitled to rely upon such notice without further inquiry.

6.2                      Notices or communications to or from the Representative shall constitute notice to or from each of the Sellers. A decision, act, consent or instruction of the Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each of such Sellers; and Clark Wilson, the Parent, the Buyer and all other members of the Seller Group may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Seller. Clark Wilson, the Parent, the Buyer and all other members of the Seller Group are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative. The Representative shall not be liable to the Sellers for any act done or omitted hereunder as the Representative except as provided in Section 8.5 of the Purchase Agreement.

7.                        GENERAL

7.1                      Except as otherwise provided herein, no subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the parties hereto.

7.2                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3                      The parties hereto shall execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

7.4                      This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

7.5                      The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement.

7.6                      Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address:

(a)	If to the Parent or the Buyer:

1010 - 789 West Pender Street Vancouver, British Columbia Canada V6C 1H2

Attention: George Orr Telephone: (604) 606-7978 Facsimile: (604) 606-7980

(b)	If to the Representative:

Raymond T. Pirraglia 74 Narrows Road South Staten Island, New York 10305

Telephone: (718) 273-5950 Facsimile: (718) 815-2987

(c)	If to Clark Wilson:

Clark Wilson LLP
800 – 885 West Georgia St
Vancouver, British Columbia
Canada V6C 3H1

Attention: Virgil Z. Hlus
Telephone: (604) 687-5700
Facsimile: (604) 687-6314

(or to such other address as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day shall be deemed conclusively to have been effectively given on the day the notice was delivered, or the electronic communication was successfully transmitted, as the case may be. Any notice sent by prepaid registered mail shall be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice shall not be effectively given until actually delivered.

7.7                      Time is of the essence of this Agreement.

7.8                      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution shall be effective for all purposes.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MEGAWEST ENERGY CORP.		MEGAWEST ENERGY (USA) CORP.

Per:	/s/ George Orr	Per:	/s/ George Orr
	Name: George Orr		Name: George Orr
	Title: Chief Financial Officer		Title: Chief Financial Officer

THE REPRESENTATIVE:		CLARK WILSON LLP

	/s/ Raymond T. Pirraglia	Per:	/s/ Bernard I. Pinsky
	Raymond T. Pirraglia		Name: Bernard I. Pinsky
Title: Partner